NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

FOR IMMEDIATE RELEASE

 STAGE STORES, INC. ANNOUNCES DISMISSAL OF CLASS ACTION LAWSUIT
                 ______________________________

HOUSTON, TX, December 9, 1999 -- Stage Stores, Inc. (NYSE: SGE) today announced that U.S. District Judge Kenneth Hoyt, in an order entered December 8, 1999, dismissed the class action lawsuit alleging violations of federal securities laws. The lawsuit was originally filed in the United States District Court for the Southern District of Texas on March 30, 1999 against the Company and certain of its officers, directors, underwriters and controlling shareholders.

At the time of the filing, the Company categorically denied that any securities laws had been violated and announced that it intended to vigorously contest all of the allegations contained in the complaint. On July 23, 1999, the Company filed a motion to dismiss the lawsuit alleging that it was without merit. The court granted that request, and the lawsuit was dismissed.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 654 stores in 33 states at the end of the third quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
                         #          #          #